PROMEDCO MANAGEMENT COMPANY
EXHIBIT 11
Computation of Per Share Earnings


                                                                                 Three Months Ended
                                                                                      March 31,
                                                                                1999             1998
BASIC
         Weighted average shares outstanding                                  21,043,846        12,788,615
         Contingently issuable shares in business combinations                   412,770           827,272
                                                                           -------------     -------------
         Number of common shares outstanding                                  21,456,616        13,615,887
                                                                           =============     =============

DILUTED
         Weighted average shares outstanding                                  21,043,846        12,788,615
         Contingently issuable shares in business combinations                   412,770           827,272
         Net common shares issuable on exercise of certain stock
              options and warrants (1)                                         1,735,997         2,874,964
         Other dilutive securities                                                -                 -
                                                                           -------------     -------------
         Number of common shares outstanding                                  23,192,613        16,490,851
                                                                           =============     =============


(1) Net common shares issuable on exercise of certain stock options and warrants is calculated based on the treasury stock method